EXHIBIT 11

                       THE LUBRIZOL CORPORATION

                   Computation of Per Share Earnings

                          Third Quarter, 1994



The computation of primary earnings per share and fully diluted earnings per share is as follows:

            (In Thousands of Shares Except Per Share Data)


                                 Three Months Ended     Nine Months Ended
                                   September 30,          September 30,
                                 ------------------     ------------------
                                  1994       1993        1994       1993
                                 ------     ------      ------     ------

Average shares outstanding for
  computation of primary
  earnings per share             65,486     67,464      65,982     67,961

Add adjustment to treat shares
  for options exercised as if
  such shares were outstanding
  during the entire period            5         69          90        141

Add equivalent shares for
  unexercised options at end
  of period*                        397        580         496        580
                                 ------     ------      ------     ------
Average shares outstanding for
  computation of fully diluted
  earnings per share             65,888     68,113      66,568     68,682
                                 ======     ======      ======     ======

Primary earnings per share        $ .73      $(.24)      $2.13       $.17
                                  =====      =====       =====       ====

Fully diluted earnings per share  $ .73      $(.23)      $2.11       $.17
                                  =====      =====       =====       ====


*Computed under the "Treasury Stock Method" using the higher of quoted ending or average market price.